Exhibit 99.49

Lease

BETWEEN

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA,

Lessor

AND

ALGLAN REALTY CORPORATION,

ROSTEV REALTY CORPORATION, and

BENTOB REALTY CORPORATION,

Lessee

DATED, DECEMBER 21, 1951

The Land affected by the within instrument lies in Section 3, Block 835, on the Land Map of the County of New York.

i

THIS INDENTURE of Lease dated the 21st day of December, 1951, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation having its principal office and place of business at 763 Broad Street, Newark, New Jersey, hereinafter called “Lessor”, and ALGLAN REALTY CORPORATION, ROSTEV REALTY CORPORATION, and BENTOB REALTY CORPORATION, New York corporations, each having its principal office and place of business at 730 Fifth Avenue, New York, New York, hereinafter called “Lessee”,

WITNESSETH:

ARTICLE 1

DEMISED PROPERTY—TERM OF LEASE

That Lessor, for and in consideration of the rents, covenants and agreements hereinafter reserved, mentioned and contained on the part of Lessee, its successors and assigns, to be paid, kept and performed, has leased, rented, let and demised, and by these presents does lease, rent, let and demise, unto Lessee, and Lessee does hereby take and hire, upon and subject to the conditions hereinafter expressed,

ALL that lot and parcel of land without the buildings and improvements thereon (hereinafter called the Demised Premises), in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of 34th Street with the westerly side of Fifth Avenue; thence southerly along the westerly side of Fifth Avenue, 197 feet 6 inches to the northerly side of 33rd Street; thence westerly along the northerly side of 33rd Street, 500 feet; thence northerly and parallel with the westerly side of Fifth Avenue, 98 feet 9 inches to the middle line of the block; thence easterly and parallel with the northerly side of 33rd Street, 75 feet; thence again northerly and parallel with the westerly side of Fifth Avenue and part of the distance through a party wall 98 feet 9 inches to the southerly side of 34th Street; thence easterly along the southerly side of 34th Street 425 feet to the corner aforesaid, the point or place of BEGINNING.

TOGETHER with all right, title and interest of Lessor in and to the land lying in the streets in front of and adjoining said premises and the easements appurtenant to the ownership of said land to the center line thereof.

EXCEPTING AND RESERVING therefrom,

(1)	any and all buildings, structures and improvements now or at any time hereafter erected, constructed or situated upon the Demised Premises or any part thereof prior to or during the continuance of the term of this Lease (such buildings, structures and improvements, and the foundations and footings thereof, and all fixtures, plants, apparatus, appliances, furnaces, boilers, machinery, engines, motors, compressors, dynamos, elevators, fittings, piping, connections, conduits, ducts, equipment, partitions, furnishings and personal property of every kind and description now or hereafter affixed or attached to any such building, structure or improvement now or hereafter used or procured for use in connection with the heating, cooling, lighting, plumbing, ventilating, air conditioning, refrigeration, cleaning or general operation of any such building, structure or improvement, that is, all but the land, together with any and all renewals and replacements of, additions to and substitutes for any such building, structure or improvement or any of the above referred to property, made by Lessee, being hereinafter sometimes collectively called the “Building”);

(2)	any fixtures or articles of personal property belonging to present subtenants of the Building; and

(3)	the interest of Lessee, as landlord, in and to all present subleases of space in the Building.

all such items hereinbefore excepted having been reserved by Lessee unto itself, subject to the terms, covenants, conditions, limitations, agreements and provisions of this Lease, by the deed given by Lessee to Lessor conveying the Demised Premises and bearing even date herewith and intended to be recorded simultaneously herewith.

SUBJECT, however, to the following:

(1)	state of facts shown on the following surveys:

(a)	survey made by Earl B. Lovell, covering the easterly 425 feet of the Demised Premises, dated May 19, 1931, inspected December 5, 1945 by Earl B. Lovell—S. P. Belcher, Inc., and reinspected and redated on November 19, 1951 by Charles J. Dearing and with note added thereto on November 30, 1951 by Charles J. Dearing.

(b)	survey made by Charles J. Dearing, covering the remainder of the Demised Premises, dated November 19, 1951.

and any state of facts which a more recent accurate survey and an inspection of the premises would show;

(2)	building restrictions and regulations in resolution or ordinance adopted by Board of Estimate and Apportionment of the City of New York, on July 25, 1916, and the amendments and additions thereto, now in force;

(3)	present and future zoning laws, ordinances, resolutions and regulations of the City of New York and all present and future ordinances, laws, regulations and orders of all boards, bureaus, commissions and bodies of any municipal, county, state or federal sovereigns now or hereafter having or acquiring jurisdiction of the Demised Premises and the use and improvement thereof;

(4)	revocable nature of the right, if any, to maintain vaults, vault spaces, basement and subbasement spaces, areas, marquees or signs, beyond the building lines;

(5)	the rights of tenants and occupants presently in possession of portions of the Building and enjoying the use thereof; and all unperformed obligations of any former owner of the Demised Premises with respect thereto;

(6)	the effect of all present and future municipal, state and federal laws, orders and regulations relating to tenants and occupants of the property or any portion thereof, their rights and rentals to be charged for the use of the property or any portion or portions thereof;

(7)	violations of law, ordinances, orders or requirements that might be disclosed by an examination and inspection or search of the Demised Premises by any federal, state or municipal departments or authority having jurisdiction, as the same may exist on the date of the commencement of the term of this Lease;

(8)	the condition and state of repair of the Demised Premises as the same may he on the date of the commencement of the term of this Lease;

(9)	any claim, based upon previous acts, conduct or omissions of any former owner which may be alleged or asserted against any such former owner and that would in any way affect said Demised Premises or the title thereto;

(10)	all taxes, assessments, water charges and sewer rents, accrued or unaccrued, fixed or not fixed;

(11)	any defects of title or encumbrances existing at the date of commencement of this Lease; and

(12)	the matters hereinbefore expressly excepted from the Demised Premises and such legal implications as may arise therefrom;

TO HAVE AND TO HOLD the same, subject as aforesaid, unto Lessee, and, subject to the provisions hereof, its successors and assigns for an initial term of thirty (30) years commencing at 12:00 o’clock noon on the 21st day December, 1951, and expiring at 12:00 o’clock noon on the 21st day December, 1981, unless this Lease shall sooner terminate as hereinafter provided.

It is the intention of the parties that the separation of the title to the Demised Premises and Building is not to change the character of the Building as real property.

It is also the intention and agreement of the parties that the ownership of this Lease and all of Lessee’s right, title and interest in and to the Building shall be non-separable and that any attempt to transfer such right, title and interest in the Building shall be void and ineffective unless accompanied by a transfer of this Lease.

Such Lease is made upon the following covenants, agreements, terms, provisions, conditions and limitations, all of which Lessee covenants and agrees to perform and observe:

ARTICLE 2

RENT

Section 2.01. Lessee covenants and agrees to pay to Lessor, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the address specified in, or pursuant to, Section 22.01 hereof, during the aforesaid initial term, a net rental, over and above the other and additional payments to be made by Lessee as hereinafter provided, at the rate of One Million Twenty Thousand and 00/100 Dollars ($1,020,000) per annum.

Such net rental (hereinafter called the net rent) shall be paid in equal monthly installments in advance on the 21st day of each and every month hereafter, commencing on the 21st day of December, 1951.

Section 2.02. It is the purpose and intent of Lessor and Lessee that the net rent shall be absolutely net to Lessor, so that this Lease shall yield, net, to Lessor, the net annual rent specified in Section 2.01 hereof in each year during the initial term of this Lease and the net annual rent specified in Article 20 hereof in each year during each renewal term hereof if renewed as provided in such Article 20, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Property (except the taxes of Lessor referred to in Section 3.02 of Article 3 hereof) which may arise or become due during or out of the initial term or any renewal term of this Lease shall be paid by Lessee, and that Lessor shall be indemnified and saved harmless by Lessee from and against the same; provided, however, that nothing herein contained shall be construed to require Lessee to pay the principal of, or interest on, any indebtedness secured by any Fee Mortgage.,

Section 2.03. The net rent shall be paid to Lessor without notice except as may be required by Article 19 hereof and without demand and without abatement, deduction or set-off.

Section 2.04. Lessee will also pay without notice, except as may be required in this Lease, and without abatement, deduction or set-off, as additional rent, all sums, Impositions (as defined in Article 3 hereof), costs, expenses and other payments which Lessee in any of the provisions of this Lease assumes or agrees to pay, and, in the event of any non-payment thereof, Lessor shall have (in addition to all other rights and remedies) all the rights and remedies provided for herein or by law in the case of nonpayment of the net rent.

ARTICLE 3

PAYMENT OF TAXES, ASSESSMENTS, ETC.

Section 3.01. Lessee will pay or cause to be paid (except as hereinafter in Section 3.02 hereof provided), before any fine, penalty, interest or cost may be added thereto for the non-payment thereof, all taxes, assessments, water and sewer rents, rates and charges, charges for public utilities, excises, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or during the term of this Lease may have been, or may be assessed, levied, confirmed, imposed upon, or grow or become due and payable out of or in respect of, or become a lien on, the Property or any part thereof or any appurtenance thereto, the rent and income received by Lessee from subtenants of the Building, any use or occupation of the Property, and such franchises as may be appurtenant to the use of the Property, this transaction or any document to which Lessee is a party, creating or transferring an interest or estate in the Property, (all such taxes, assessments, water and sewer rents, rates and charges, excises, levies, license fees and other governmental charges being hereinafter referred to as “Impositions”, and any of the same being hereinafter referred to as an “Imposition”); provided, however, that

(a) if, by law, any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, subject to the provisions of paragraph (b) of this Section, shall pay such installments as may become due during the term of this Lease as the same respectively become due and before any fine, penalty, further interest or cost may be added thereto; and

(b) any Imposition, except an assessment or assessments which has or have been converted into installment payments by Lessee, the unpaid balance of which Lessee shall pay in full before the expiration of the term of this Lease or deposit the same with Lessor for such payment, relating to a fiscal period of the taxing authority, a part of which is included within the term of this Lease and a part of which is included in a period of time after the expiration of the term of this Lease, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Property, or shall become payable, during the term of this Lease) be adjusted between Lessor and Lessee as of the expiration of the term of this Lease, so that Lessee shall pay that portion of such Imposition which that part of such fiscal period included in the period of time before the expiration of the term of this Lease bears to such fiscal period, and Lessor shall pay the remainder thereof; provided, however, that Lessee shall not be entitled to receive any apportionment, if Lessee shall be in default in the performance of any of Lessee’s covenants, agreements and undertakings in this Lease provided.

Section 3.02. Nothing herein contained shall require Lessee to pay municipal, state or federal income taxes assessed against Lessor, municipal state or federal capital levy, estate, succession, inheritance or transfer taxes of Lessor, corporation franchise taxes imposed upon any corporate owner of the fee of the Demised Premises other than as measured by the value of the Building, or any income, profits or revenue tax, assessment or charge imposed upon rent, as such, payable by Lessee under this Lease; provided, however, that if at any time during the term of this Lease the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be levied, assessed and imposed wholly or partially as a capital levy or otherwise on the rents received therefrom, or if any tax, corporation franchise tax, assessment, levy, imposition or charge, or any part thereof, shall be measured by or based, in whole or in part, upon the Building and shall be imposed upon Lessor, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based shall be deemed to be included within the term “Impositions” for purposes hereof, to the extent that such tax would be payable, if the Demised Premises were the only property of the Lessor subject to such tax, and Lessee will pay and discharge the same as herein provided in respect of the payment of Impositions.

Section 3.03. Lessee, upon request of Lessor, will furnish to Lessor and, if requested by Lessor, to any Fee Mortgagee, within 30 days after the date when any Imposition would become delinquent, official receipts of the appropriate taxing authority, or other evidence satisfactory to Lessor or such mortgagee, evidencing the payment thereof.

Section 3.04. Lessee shall have the right to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith but only after payment of such Imposition unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event, notwithstanding the provisions of Section 3.01 or 3.03 hereof, Lessee may postpone or defer payment of such Imposition if

(a) neither the Property nor any part thereof would by reason of such postponement or deferment be in danger of being forfeited or lost, and

(b) Lessee shall have deposited with Lessor the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Property or any part thereof in such proceedings.

Upon the termination of any such proceedings, Lessee shall pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith, and, upon such payment, Lessor shall, provided the Lessee is not then in default, return, without interest, any amount deposited with it with respect to such Imposition as aforesaid. If, at any time during the continuance of such proceedings, Lessor shall deem the amount deposited as aforesaid insufficient, Lessee shall, upon demand, make an additional deposit, as aforesaid, of such additional sum as Lessor reasonably may request, and upon failure of Lessee so to do, the amount theretofore deposited may be applied by Lessor to the payment, removal and discharge of such Imposition, and the interest and penalties in connection therewith and any costs, fees or other liability accruing in any such proceedings, and the balance, if any, shall be returned to Lessee.

Lessor shall have a right to seek a reduction in the valuation of the Demised Premises and the Building assessed for tax purposes and to prosecute any action or proceeding theretofore commenced by Lessee, if such assessed valuation or valuations shall in whole or in part relate and pertain to any period of time subsequent to the expiration or termination of this Lease. To the extent to which any tax refund payable as a result of any proceeding in the nature of certiorari which Lessor or Lessee may institute, or payable by reason of compromise or settlement of any such proceeding, may be based upon a payment made by anyone other than Lessor and shall not relate to a period as to which apportionment thereof has been made with Lessor, Lessee shall be authorized to collect the same, subject, however, to Lessee’s obligation to reimburse Lessor forthwith for any expense incurred by Lessor in connection therewith.

Section 3.05. Lessor shall not be required to join in any proceedings referred to in Section 3.04 hereof unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by and/or in the name of Lessor or any owner of the Demised Premises, in which event Lessor shall join in such proceedings or permit the same to be brought in its name. Lessor shall not ultimately be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings, and Lessee will indemnify and save harmless Lessor from any such costs and expenses. Lessee shall be entitled to any refund of any Imposition and penalties or interest thereon received by Lessor which have been paid by Lessee, or which have been paid by Lessor but previously reimbursed in full by Lessee.

Section 3.06. The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition, of non-payment of such Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

Section 3.07. Lessor appoints Lessee the attorney-in-fact of Lessor for the purpose of making all payments to be made by Lessee pursuant to any of the provisions of this Lease to persons or entities other than Lessor. In case any person or entity to whom any sum is directly payable by Lessee under any of the provisions of this Lease shall refuse to accept payment of such sum from Lessee, Lessee shall thereupon give written notice of such fact to Lessor and shall pay such sum directly to Lessor at the address specified in, or pursuant to, Section 22.01 hereof, and Lessor shall thereupon pay such sum to such person or entity.

ARTICLE 4

SURRENDER

FUTURE ESTATE IN BUILDING

Section 4.01. Lessee shall and will on the last day of the term hereof or upon any earlier termination of this Lease, or upon any re entry by Lessor upon the Demised Premises pursuant to Article 19 hereof, well and truly surrender and deliver up the Demised Premises and the Building into the possession and use of Lessor without fraud or delay and in good order, condition and repair, ordinary wear and tear excepted, (except only as Lessee may have been prevented from maintaining the Building in good order and repair due to occupation thereof by any sovereign who shall have taken the temporary use thereof and shall then be in possession thereof) free and clear of all lettings and occupancies other than subleases then terminable at the option of the landlord thereof or subleases to which Lessor shall have specifically consented, and free and clear of all liens and encumbrances other than those, if any, created by Lessor, without any payment or allowance whatever by Lessor on account of, or for, the Building or any part thereof. At the end of the term, or earlier termination, of this Lease, despite any options or privileges therein contained, the title to, or ownership of, the Building shall automatically vest in the Lessor without the execution of any further instrument. However, the Lessee shall on demand execute any further assurance of title to the Building as the Lessor may request.

Section 4.02. Where furnished by or at the expense of Lessee or any subtenant, furniture, trade fixtures and business equipment (not constituting part of the Building as hereinabove defined) may be removed by Lessee at or prior to the termination of this Lease or by such subtenant at or prior to the termination of its sublease, provided, however, that the removal thereof will not structurally injure the Building or necessitate fundamental changes in or repairs to the Building. Lessee shall pay or cause to be paid to Lessor the cost of repairing any damage arising from such removal.

Section 4.03. Any personal property of Lessee or any subtenant which shall remain in the Building after the termination of this Lease and the removal of Lessee or such subtenant from the Building, may, at the option of Lessor be deemed to have been abandoned by Lessee or such subtenant and either may be retained by Lessor as its property or be disposed of, without accountability, in such manner as Lessor may see fit.

Section 4.04. Lessor shall not be responsible for any loss or damage occurring to any property owned by Lessee or any subtenant.

Section 4.05. The provisions of this Article 4 shall survive any termination of this Lease.

ARTICLE 5

INSURANCE

Section 5.01. Lessee, at its sole cost and expense, will keep the Building insured for the mutual benefit of Lessor and Lessee, during the term of this Lease, against loss or damage by fire and against loss or damage by other risks now embraced by “Extended Coverage,” so-called, and such other risks or hazards as Lessor from time to time reasonably may designate, in amounts sufficient to prevent Lessor or Lessee from becoming a co-insurer under the terms of the applicable policies, but in any event in an amount not less than eighty per centum (80%) of the then full insurable value of the Building. The term “full insurable value” shall mean actual replacement value (exclusive of cost of excavation, foundations and footings below the lowest basement floor) less physical depreciation. Such “full insurable value” shall be determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lessor by an appraiser, engineer, architect or contractor approved in writing by Lessor (such approval not to be unreasonably withheld) and paid by Lessee. No omission on the part of Lessor to request any such determination shall relieve Lessee of any of its obligations under this Article.

Section 5.02. Lessee, at its sole cost and expense, but for the mutual benefit of Lessor and Lessee, will maintain (or, in the alternative, in the case of insurance provided for in paragraph (a) of this Section, reimburse Lessor, from time to time on request, for the cost to Lessor of maintaining):

(a) general public liability insurance against claims for bodily injury, death or property damage, occurring upon, in or about the Property or the elevators or any escalator therein and on, in or about the adjoining streets and passageways, such insurance to afford immediate protection, at the time of the inception of this Lease, to the limit of not less than Five Hundred Thousand and 00/100 Dollars ($500,000) in respect of bodily injury or death to any one person, and to the limit of not less than Three Million and

00/100 Dollars ($3,000,000) in respect of any one accident, and to the limit of not less than One Million and 00/100 Dollars ($1,000,000) for property damage with not more than One Thousand and 00/100 Dollars ($1,000) deductible, and such protection may continue at not less than the said limits until required to be changed by Lessor in writing;

(b) boiler and pressure vessel insurance including pressure pipes;

(c) war risk insurance upon the Building as and when such insurance is obtainable and a state of war or national or public emergency exists, or, in the sole judgment of the Lessor, such state of war or national or public emergency threatens, in an amount not less than the full insurable value thereof;

(d) rent insurance for an amount equal to the net rent and the additional rent for a full year’s period and one year’s debt charges on any Leasehold Mortgages, and in the event that the Building shall be destroyed or seriously damaged, shall assign to Lessor the amount thereof to be held by Lessor as security for the payment of the such net rent and additional rent hereunder and the interest and principal on any such Leasehold Mortgages, until the restoration of the Building and, as the Lessee shall make payment of such rent, additional rent, interest and principal, the Lessor shall, if the Lessee shall not then be in default, pay out to the Lessee, from said amount, the sums which shall have been so paid by the Lessee; and

(e) such other insurance and in such amounts as may from time to time be reasonably required by Lessor against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated, due regard being, or to be, given to the height and type of building, its construction, use and occupancy.

Section 5.03. All insurance provided for in this Article shall be effected under valid and enforceable policies, in such forms and amounts as may, from time to time, be satisfactory to the Lessor, issued by insurers of recognized responsibility which have been approved in writing by Lessor, such approval not to be unreasonably withheld. Upon the execution of this Lease, and thereafter not less than fifteen (15) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this Article, originals of the policies (or, in the case of general public liability insurance, certificates of the insurers satisfactory to Lessor) bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Lessor of such payment, shall be delivered by Lessee to Lessor, except that whenever this Lease or any renewal thereof shall be mortgaged, such policies of insurance may be lodged with the holder of the first mortgage lien until the mortgage debt shall be paid or the term of this Lease and any renewals thereof shall sooner end, and certified copies of such policies shall meanwhile be delivered to the Lessor. But the Lessee shall not be obliged to furnish the Lessor with such certified copies, if, during any such time, the Lessor itself is also the first Mortgagee of this Lease.

Section 5.04. Lessee shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Lessee unless the Lessor and any Fee Mortgagee and any Leasehold Mortgagee are included therein as the insureds, with loss payable, as in this Lease provided. Lessee shall immediately notify Lessor of the taking out of any such separate insurance and shall cause the same to be delivered as in this Lease hereinbefore in Section 5.03 of this Article required.

Section 5.05. All policies of insurance provided for in Sections 5.01 and 5.02 hereof shall name Lessor and Lessee as the insureds as their respective interests may appear. Subject to the provisions of Article 15 hereof, such policies shall also be payable, if required by either party, to any Fee Mortgagee or Leasehold Mortgagee, as the interest of any such mortgagee may appear. The loss, if any, under any policies provided for in such Sections shall be adjusted with the insurance companies (a) by Lessee in the case of any particular casualty resulting in damage or destruction not exceeding Fifty Thousand and 00/100 Dollars ($50,000) in the aggregate, or (b) by Lessor and Lessee and any fee and any Leasehold Mortgagee in the ease of any particular casualty resulting in damage or destruction exceeding Fifty Thousand and 00/100 Dollars ($50,000) in the aggregate.

Section 5.06. Each such policy or certificate therefor issued by the insurer shall to the extent obtainable contain an agreement by the insurer that such policy shall not be cancelled without at least ten (10) days prior written notice to Lessor and to any mortgagee to whom loss thereunder may be payable.

Section 5.07. All of such insurance policies hereinbefore required to be furnished by the Lessee shall have attached thereto the New York Standard Mortgagee clause for the benefit of the first and second Mortgagees of this Lease.

ARTICLE 6

LESSOR’S RIGHT TO PERFORM LESSEE’S COVENANTS

Section 6.01. If Lessee shall at any time fail to pay any Imposition in accordance with the provisions of Article 3 hereof, or to take out, pay for, maintain or deliver any of the insurance policies provided for in Article 5 hereof, or shall fail to make any other payment or perform any other act on its part to be made or performed, then Lessor, after ten (10) days’ notice to Lessee (or without notice in case of an emergency) and without waiving or releasing Lessee from any obligation of Lessee contained in this Lease, may (but shall be under no obligation to)

(a) pay any Imposition payable by Lessee pursuant to the provisions of Article 3 hereof, or

(b) take out, pay for and maintain any of the insurance policies provided for in Article 5 hereof, or

(c) make any other payment or perform any other act on Lessee’s part to be made or performed as in this Lease provided,

and may enter upon the Property for any such purpose, and take all such action thereon, as may be necessary therefor.

Section 6.02. All sums so paid by Lessor and all costs and expenses incurred by Lessor in connection with the performance of any such act, together with interest thereon at the rate of six per centum (6%) per annum from the respective dates of Lessor’s making of each such payment or incurring of each such cost and expense shall constitute additional rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand, and Lessor shall not be limited in the proof of any damages which Lessor may claim against Lessee arising out of or by reason of Lessee’s failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or incurred by Lessee and which would have been payable upon such insurance, but Lessor shall also be entitled to recover as damages for such breach, the uninsured amount of any loss, to the extent of any deficiency in the insurance required by the provisions of this Lease, damages, costs and expenses of suit suffered or incurred by reason of damage to, or destruction of, the Building, occurring during any period when Lessee shall have failed or neglected to provide insurance as aforesaid. However, any such damages so recovered by the Lessor shall be subject to the provisions of Article 15 hereof. Upon the expiration of this Lease, the unearned premiums upon any such insurance policies lodged with Lessor by Lessee shall he apportioned if Lessee shall not then be in default in the performance of any of Lessee’s covenants, agreements and undertakings in this Lease.

ARTICLE 7

REPAIRS AND MAINTENANCE OF THE PROPERTY

Section 7.01. Throughout the term of this Lease, Lessee, at its sole cost and expense, will take good care of the Property, all alleyways and passageways and the sidewalks, curbs and vaults adjoining the Property and will keep the same in good order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, and foreseen and unforeseen. When used in this Article, the term “repairs” shall include all necessary replacements, renewals, alterations, additions and betterments. All repairs made by Lessee shall be equal in quality and class to the original work. Lessee will do or cause others to do all necessary shoring of foundations and walls of the Building and every other act or thing for the safety and preservation thereof which may be necessary by reason of any excavation or other building operation upon any adjoining property or street, alley or passageway.

Section 7.02. The necessity for and adequacy of repairs to the Building pursuant to Section 7.01 hereof shall be measured by the standard which in the reasonable opinion of Lessor is appropriate for buildings of similar construction and class, provided that Lessee shall in any event make all repairs necessary to avoid any structural damage or injury to the Building.

Section 7.03. Lessee shall put, keep and maintain all portions of the Property and the sidewalks, curbs, alleyways and passageways adjoining the same in a clean and orderly condition, free of dirt, rubbish, snow, ice, and unlawful obstructions.

Section 7.04. Lessor shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Property, Lessee hereby assuming the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Property.

Section 7.05. In case any dispute shall arise at any time between Lessor and Lessee as to whether the opinion of Lessor as to the need for additions or betterments or the standard of care and maintenance of the Demised Property is reasonable, such dispute shall be determined by arbitration as provided in Article 27 hereof.

ARTICLE 8

COMPLIANCE WITH LAWS, ORDINANCES, ETC.

Section 8.01. Throughout the term of this Lease, Lessee, at its sole cost and expense, will promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers, and all orders, rules and regulations of the National Board of Fire Underwriters, the New York Board of Fire Underwriters or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Property and the sidewalks, alleyways, passageways, curbs and vaults adjoining the Property or to the use or manner of use of the Property or the owners, tenants or occupants thereof, whether or not such law, ordinance, order, rule, regulation or requirement shall necessitate structural changes or improvements or interfere with the use and enjoyment of the Property.

Section 8.02. Lessee shall likewise observe and comply with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the Building, and Lessee shall, in the event of any violation or any attempted violation of the provisions of this Section by any’ subtenant, take steps, immediately upon knowledge of such violation or attempted violation, to remedy or prevent the same as the case may be.

Section 8.03. Lessee shall have the right, after prior written notice to Lessor, to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Lessee or Lessor or both, without cost or expense to Lessor, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in Section 8.01 hereof, subject to the following:

(a) If by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Property or any part thereof and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding.

(b) If any lien, charge or civil liability would be incurred by reason of any such delay, Lessee nevertheless, may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Lessor to criminal liability or fine and Lessee (i) furnishes to Lessor security, reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay, and (ii) prosecutes the contest with due diligence.

Lessor will execute and deliver any appropriate papers which may be necessary or proper to permit Lessee so to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement.

ARTICLE 9

CHANGES AND ALTERATIONS BY LESSEE

Section 9.01. Lessee shall have the right at any time and from time to time during the term of this Lease to make, at its sole cost and expense, changes and alterations in or of the Building, provided Lessee shall not then be in default in the performance of any of Lessee’s covenants, agreements or undertakings in this Lease, subject, however, in all cases to the following:

(a) No structural change or alteration shall he undertaken except after twenty (20) days’ prior written notice to Lessor.

(b) No change or alteration which would change the character or the structure of the Building shall be made without the prior written consent of Lessor, such consent not to be withheld if the change or alteration would not in the reasonable opinion of Lessor impair the value or usefulness of the Building or any part thereof.

(c) No change or alteration shall be undertaken until Lessee shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of all municipal departments and governmental subdivisions having jurisdiction. Lessor shall join in the application for such permits or authorizations whenever such action is necessary.

(d) Any structural change or alteration involving an estimated cost of more than Fifty Thousand and 00/100 Dollars ($50,000) shall be conducted under the supervision of an architect or engineer selected by Lessee and approved in writing by Lessor (such approval not to be unreasonably withheld), and no such structural change or alterations shall be made except in accordance with detailed plans and specifications and cost estimates prepared and approved in writing by such architect or engineer and approved in writing by Lessor (such approval not to be unreasonably withheld).

(e) Any change or alteration shall, when completed, be of such a character as not to reduce the value of the Property below its value immediately before such change or alteration.

(f) Any change or alteration shall be made promptly (unavoidable delays excepted) and in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers, and in accordance with the orders, rules and regulations of the National Board of Fire Underwriters, the New York Board of Fire Underwriters or any other body or bodies hereafter exercising similar functions.

(g) The cost of any such change or alteration shall be paid in cash or its equivalent, so that the Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Property.

(h) Workmen’s compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Lessor, Lessee or the Property, and general liability insurance for the mutual benefit of Lessee and Lessor with limits of not less than Five Hundred Thousand and 00/100 Dollars ($500,000) in the event of bodily injury or death to one person and not less than Three Million and 00/100 Dollars ($3,000,000) in the event of bodily injury or death to any number of persons in any one accident, and with limits of not less than One Million and 00/100 Dollars ($1,000,000) for property damage, shall be maintained by Lessee at Lessee’s sole cost and expense at all times when any work is in process in connection with any change or alteration. All such insurance shall be in a company or companies satisfactory to the Lessor, and all policies or certificates therefor issued by the respective insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Lessor of such payment, shall be delivered to Lessor.

(i) If the estimated cost of any such structural change or, alteration shall be in excess of Fifty Thousand and 00/100 Dollars ($50,000), Lessee, at Lessee’s sole cost. and expense, shall furnish to Lessor a surety company performance bond, issued by a company acceptable to Lessor, or other securities satisfactory to Lessor, in an amount at least equal to the estimated cost of such change or alteration, guaranteeing the completion thereof within a reasonable time, free and clear of all encumbrances, chattel mortgages, conditional bills of sale, and other charges, and in accordance with the plans and specifications approved by Lessor.

ARTICLE 10

DISCHARGE OF LIENS

Section 10.01. Lessee will not create or permit to be created or to remain, and will discharge, any lien, encumbrance or charge (levied on account of any Imposition or any mechanic’s, laborer’s or materialman’s lien or any mortgage, conditional sale, title retention agreement or chattel mortgage, or otherwise) which might be or become a lien, encumbrance or charge upon the Property or any part thereof or the income therefrom, having any priority or preference over or ranking on a parity with the estate, rights and interest of Lessor in the Property or any part thereof or the income therefrom, and Lessee will not suffer any other matter or thing whereby the estate, rights and interest of Lessor in the Property or any part thereof might be impaired; provided that any Imposition may, after the same becomes a lien on the Property, be paid or contested in accordance with Article 3 hereof and any mechanic’s, laborer’s or materialman’s lien may be discharged in accordance with Section 10.02 hereof and provided further that nothing in this Section contained shall prohibit the creation of any Leasehold Mortgage as and to the extent permitted by Article 18 hereof.

Section 10.02. If any mechanic’s, laborer’s or materialman’s lien shall at any time be filed against the Property or any part thereof, Lessee, within Thirty (30) days after notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Lessee shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Lessor may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Lessor shall be entitled, if Lessor so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Lessor and all costs and expenses incurred by Lessor in connection therewith, together with interest thereon at the rate of six per centum (6%) per annum from the respective dates of Lessor’s making of the payment or incurring of the cost and expense shall constitute additional rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand.

Section 10.03. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied by inference or otherwise, to any contractor, sub-contractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Property or any part thereof.

ARTICLE 11

NO WASTE

Section 11.01. Lessee will not do or suffer any waste or damage, disfigurement or injury to the Building or any part thereof.

ARTICLE 12

USE OF PROPERTY

Section 12.01. Lessee will not use or allow the Property or any part thereof to be used or occupied for any unlawful purpose or in violation of any certificate of occupancy or certificate of compliance covering or affecting the use of the Property or any part thereof and will not suffer any act to be done or any condition to exist on the Property or any part thereof or any article to be brought thereon, which may be dangerous, unless safeguarded as required by law, or which may, in law, constitute a nuisance, public or private, or which may make void or voidable any insurance then in force with respect thereto, and, without limitation on the generality of the foregoing, Lessee covenants and agrees not to install or permit to be installed during the term of this Lease, any boiler or vessel which is intended to be subjected to such internal pressure as would constitute a hazard to the building, unless the installation thereof has been consented thereto in writing by Lessor.

Section 12.02. During such period or periods of the term of this Lease as any perimeter portion of the Demised Premises shall be unimproved by any walled structure, fence or gate, Lessee shall not suffer or permit the same to be used by the public, as such, without restriction or in such manner as might reasonably tend to impair Lessor’s title to the Demised Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication, of the Demised Premises or any portion thereof; and any such perimeter portion of the Demised Premises so unimproved shall at all times be subject to such reasonable rules or directions as Lessor may, from time to time, make or give in writing with respect to the maintenance and use thereof, consistent with Lessor’s protection against a possible claim or claims of the public, as such; Lessee hereby acknowledges that Lessor does not hereby consent, expressly or by implication, to the unrestricted use or possession of the whole or any portion of the Demised Premises by the public, as such; and Lessee covenants and agrees that all such reasonable rules and directions so given shall be deemed to be and become incorporated in this Lease by reference, and shall be fully and promptly performed and enforced by Lessee at Lessee’s own cost and expense.

Section 12.03. Lessee agrees that upon delivery of this Lease, Lessee will not at any time thereafter renew any present lease which renewal does not specifically provide that it is subject and subordinate to this over-riding Lease and any mortgage or mortgages thereon and any mortgage on the fee which may then or thereafter affect such fee, and to all renewals, modifications, consolidations, replacements or extensions thereof.

Section 12.04. Lessee shall not, without the prior written consent of Lessor, accept prepayment of subrent under any sublease for a period of more than six months in advance and then only in good faith and in the due course of business, or if the amount of rent so prepaid shall exceed in the aggregate five per centum (5%) of the then gross annual rent receivable from all subtenants of the Building.

Section 12.05. Lessee shall not use or permit the use of the Property or any part thereof for any purpose which in the reasonable opinion of Lessor would adversely affect the value or character of the Property or any part thereof.

ARTICLE 13

ENTRY ON PROPERTY BY LESSOR, ETC.

Section 13.01. Lessee will permit Lessor and its authorized representatives to enter the Building at all reasonable times for the purpose of (a) inspecting the same and (b) making any necessary repairs thereto and performing any work therein that may be necessary by reason of Lessee’s failure to make any such repairs or perform any such work or to commence the same for ten (10) days after written notice from Lessor. Nothing herein shall imply any duty upon the part of Lessor to do any such work; and performance thereof by Lessor shall not constitute a waiver of Lessee’s default in failing to perform the same.

Section 13.02. Lessor may during the progress of any work in the Building keep and store therein or elsewhere upon the Property all necessary materials, tools, supplies and equipment. Lessor shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Lessee or any subtenant by reason of making such repairs or the performance of any such work, or on account of bringing materials, tools, supplies and equipment into or through the Building during the course thereof and the obligations of Lessee under this Lease shall not be affected thereby.

Section 13.03. Lessor shall have the right to enter the Building at all reasonable times during usual business hours for the purpose of showing the same to prospective purchasers of the Demised Premises, and, at any time within eighteen (18) months prior to the expiration of the initial term of this Lease (unless Lessee theretofore shall have given written notice of its election to renew this Lease as provided in Article 20 hereof) or within eighteen (18) months prior to the expiration of any renewal term of this Lease (unless Lessee, if entitled to renew this Lease as provided in Article 20 hereof, theretofore shall have given Lessor written notice of its election so to renew this Lease as therein provided), for the purpose of showing the same to prospective tenants.

ARTICLE 14

INDEMNIFICATION OF LESSOR

Section 14.01. Lessee will indemify and save harmless Lessor against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred by or asserted against Lessor by reason of any of the following occurring during the term of this lease:

(a) any work or thing done in, on or about the Property or any part thereof;

(b) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Properly or any part thereof or any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto;

(c) any negligence on the part of Lessee or any of its agents, contractors, servants, employees, sublessees, licensees or invitees;

(d) any accident, injury or damage to any person or property occurring in, on or about the Property or any part thereof or any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto; or

(e) any failure on the part of Lessee to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

In case any action or proceeding is brought against Lessor by reason of any such claim, Lessee upon written notice from Lessor will at Lessee’s expense resist or defend such action or proceeding by counsel approved by Lessor in writing, such approval not to be unreasonably withheld.

ARTICLE 15

DAMAGE OR DESTRUCTION

Section 15.01. In case of damage to or destruction of the Building or any part thereof by fire or otherwise, Lessee will promptly give written notice thereof to Lessor and, at Lessee’s sole cost and expense, and whether or not the insurance proceeds, if any, shall be sufficient for the purpose, restore, repair, replace, rebuild or alter the same as nearly as possible to its value, condition and character immediately prior to such damage or destruction or with such changes or alterations as may be made at Lessee’s election in conformity with and subject to the conditions of Article 9 hereof. Such restoration, repairs, replacements, rebuilding or alterations shall be commenced promptly and prosecuted with reasonable diligence, unavoidable delays excepted.

Section 15.02. All insurance money paid to Lessor or any Mortgagee on account of such damage or destruction, less the reasonable cost, if any, incurred in connection with adjustment of the loss and the collection thereof, shall, subject to the rights of any insurance companies and consents of all necessary parties, be applied by Lessor and any such Mortgagee to the payment of the cost of the aforesaid restoration, repairs, replacement, rebuilding or alterations, including the cost of temporary repairs or for the protection of property pending the completion of permanent restoration, repairs, replacements, rebuilding or alterations (all of which temporary repairs, protection of property and permanent restoration, repairs, replacement, rebuilding or alterations are hereinafter collectively referred to as the “restoration”), and shall be paid out to Lessee from time to time as such restoration progresses and shall be received by Lessee in trust for the purposes of paying the cost of such restoration upon the written request of Lessee which shall be accompanied by the following:

(1)	a certificate signed by an officer of Lessee; dated not more than thirty (30) days prior to such request, setting forth the following:

(a)	that the sum then requested either has been paid by Lessee, and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the restoration therein specified, and giving a brief description of such services and materials and the several amounts so paid and/or due to each of said persons in respect thereof, and stating that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Lessee, and that the sum then requested does not exceed the value of the services and materials described in the certificate.

(b)	that except for the amount, if any, stated (pursuant to the foregoing subclause (1) (a)) in such certificate to be due for services or materials, there is no outstanding indebtedness known to the persons signing such certificate, after due inquiry, which is then due for labor, wages, materials, supplies or services in connection with such restoration which, if unpaid, might become the basis of a vendor’s, mechanic’s, laborer’s or materialman’s statutory or similar lien upon such restoration or upon the Property or any part thereof or upon Lessee’s Leasehold interest therein.

(c)	That the cost, as estimated by the persons signing such certificate, of the restoration required to be done subsequent to the date of such certificate in order to complete the same, does not exceed the insurance money remaining in the hands of Lessor and any such Mortgagee after payment of the sum requested in such certificate.

(2)	an opinion of counsel or other evidence, satisfactory to Lessor, to the effect that there has not been filed with respect to the Property or any part thereof or upon Lessee’s leasehold interest therein any vendor’s, mechanic’s, laborer’s, materialman’s or other lien which has not been discharged of record, except such as will be discharged by payment of the amount then requested.

In the event that any such restoration involves expenditures in excess of Fifty Thousand and 00/100 Dollars ($50,000) the certificate required by clause (1) of this Section shall be a certificate signed by the architect or engineer in charge of the restoration, who shall be selected by Lessee and approved in writing by Lessor, such approval not to be unreasonably withheld.

Upon compliance with the foregoing provisions of this Section, Lessor or any such Mortgagee or Mortgagees shall, out of such insurance money, pay or cause to be paid to Lessee or the persons named (pursuant to subclause (1)(a) of this Section) in such certificate the respective amounts stated therein to have been paid by Lessee or to be due to them, as the case may be.

If the net insurance money as aforesaid at the time held by Lessor or any such Mortgagee or Mortgagees shall be insufficient to pay the entire cost of such restoration, Lessee will pay the deficiency.

Upon receipt by Lessor or any such Mortgagee or Mortgagees of satisfactory evidence, of the character required by clauses (1) and (2) of this Section, that the restoration has been completed and paid for in full and that there are no liens of the character referred to therein, any balance of the insurance money at the time held by Lessor or any such Mortgagee or Mortgagees shall be paid to Lessee without interest, subject to the further rights of the holders of any such Mortgages in the order of their priority.

Section 15.03. In case of damage to or destruction of the Building by fire or otherwise which shall amount to substantially total destruction of the Building or shall be of such character as in the judgment of Lessee to require demolition of the remainder of the Building, Lessee shall have the right, at its option, either (a) to restore, replace or rebuild the Building, as provided in this Lease, or (b) to terminate this Lease by written notice to Lessor given within six months after the happening of such damage or destruction, to take effect two years after receipt of such notice, accompanied by payment to Lessor of the net rent and other charges payable by Lessee under this Lease up to such date of termination. In the event that Lessee shall elect to terminate this Lease as provided in this Section 15.03, the following provisions shall also be applicable:

(A) All insurance money paid to Lessor or any Mortgagee on account of such damage or destruction, less the reasonable cost, if any, incurred in connection with adjustment of the loss and the collection thereof, shall be applied as follows and in the following order of priority:

(1) Lessor shall be entitled to retain or receive from such insurance money the sum of Seventeen million Dollars ($17,000,000), as payment in full for the conveyance provided for in Paragraph (B) hereof.

(2) Each Leasehold Mortgagee shall he entitled to retain or receive from the balance of such insurance money remaining after the payment provided for in subparagraph (1) above an amount sufficient to pay and satisfy the full amount of the debt secured by its Leasehold Mortgage.

(3) Lessor shall be entitled to retain or receive from the balance of such insurance money remaining after the payment provided for in subparagraphs (1) and (2) above such amount as shall be determined by an appraiser, engineer, or contractor appointed and paid by Lessee and approved in writing by Lessor to be sufficient to pay all costs involved in taking the action required to be taken by Lessee under the provisions of Paragraph (C) hereof, which amount shall be held in escrow by Lessor as hereinafter provided.

(4) Lessee shall be entitled to receive any balance of such insurance money remaining after the payments provided for in subparagraphs (1), (2) and (3) above.

(B) Lessor shall convey to Lessee, at the time set for such termination of this Lease upon receipt by Lessor of the sum of Seventeen million Dollars ($17,000,000) as provided in Paragraph (A) (1) above, the Demised Premises and all right, title and interest of Lessor in and to the Building.

(C) Promptly after giving notice to Lessor of its election to terminate this Lease, Lessee shall proceed with reasonable diligence, at Lessee’s own cost and expense, to conduct any necessary demolition of the remainder of the Building, to clear the Demised Premises of debris and to take such other action as may be required in order to comply with all laws, ordinances, orders, rules, regulations and requirements of all Federal, state and municipal governments, departments, commissions, boards and officers which may then be applicable to the Property or to the use or manner of use of the Property.

(D) If Lessee shall fail or refuse to comply with its obligations under Paragraph (C) above, Lessor shall have the right; but shall not be obligated, to take or cause to be taken all action required to be taken by Lessee under said Paragraph (C) and to apply to the cost thereof all or any part of the amount received by Lessor in escrow pursuant to Paragraph (A)(3) above, and in that event Lessee shall be liable to Lessor for any excess of such cost over and above the amount thus received by Lessor in escrow and Lessee will indemnify and hold harmless the Lessor for any such excess cost. The provisions of Paragraph (D) above shall survive the expiration of this Lease and the conveyance of the Demised Premises and of the Lessor’s right, title and interest in and to the building, pursuant to Paragraph (B), above.

(E) When and if Lessee shall have complied with all obligations under Paragraph (C) above, Lessor shall release and pay over to Lessee the amount received by Lessor in escrow pursuant to Paragraph (A) (3) above. In the event of any dispute between Lessor and Lessee as to whether Lessee shall have complied with its obligations under said Paragraph (C), such dispute shall be determined by arbitration as provided in Article 27 hereof.

Section 15.04. Except as provided in Section 15.03 hereof, no destruction of or damage to the Building or any part thereof by fire or any other casualty shall permit Lessee to surrender this Lease or shall relieve Lessee from its liability to pay the full net rent and additional rent and other charges payable under this Lease or from any of its other obligations under this Lease, and Lessee waives any rights now or hereafter conferred upon it by statute or otherwise to quit or surrender this Lease or the Demised Premises or any part thereof, or to any suspension, diminution, abatement or reduction of rent on account of any such destruction or damage.

ARTICLE 16

CONDEMNATION

Section 16.01. If at any time during the term of this Lease title to the whole or materially all of the Property shall be taken by the exercise of the right of condemnation or eminent domain or by agreement between Lessor, Lessee and those authorized to exercise such right, this Lease shall terminate and expire on the date of such taking and the net rent, additional rent and other charges herein reserved and provided to be paid by Lessee shall be apportioned and paid to the date of such taking. For purposes of this Section “materially all of the Property” shall be deemed to have been taken if the portion of the Property not so taken cannot be so repaired or reconstructed as to constitute a complete, rentable structure capable of producing a fair and reasonable net annual income, after payment of all operating expenses thereof, the net rent, additional rent and other charges herein reserved and after performance of all covenants, agreements, terms and provisions herein and by law provided to be performed and paid by Lessee. As used above, the term “operating expenses” shall be deemed to exclude depreciation, income taxes, franchise taxes, interest on, and amortization of, any Leasehold Mortgages.

Section 16.02. Except as herein otherwise specifically provided, if title to less than the whole or materially all of the Property shall be taken as aforesaid, this Lease shall continue, but the net annual rent thereafter payable by Lessee shall be apportioned and reduced from the date of each such partial taking by an amount equivalent to six per centum (6%) of any net award or awards (after expenses of collection) ultimately received by Lessor pursuant to the provisions of subparagraphs (a) and (c) of Section 16.03 hereof in connection with the partial taking occasioning the particular apportionment and reduction in the case of net rent for the initial term, and by two per centum (2%) of such net award or awards in the case of net rent for any renewal term.

Section 16.03. The rights of the Lessor and Lessee in and to the net award and awards (after expenses of collection) for land, buildings, improvements and damages upon any such takings shall be determined as follows and in the following order of priority:

(a) In the event of any such taking, partial, whole or materially all, as the case may be, Lessor shall always he entitled to receive such portion of said award or awards, with the interest thereon, as shall represent compensation for the value of the Demised Premises or the part thereof so taken considered as vacant and unimproved land;

(b) In the event of any such taking of the whole or materially all of the Property, Lessor shall also be entitled to receive a portion of the balance of said award or awards, with the interest thereon, remaining after the allocation provided for in paragraph (a) of this Section, in an amount equal to the sum, if any, by which Seventeen Million and 00/100 Dollars ($17,000,000) shall exceed the portion of the award or awards to which Lessor shall be entitled pursuant to the provision of paragraph (a) of this Section;

(c) In the event of any such taking of less than the whole or materially all of the Property, Lessor shall be entitled to receive a portion of the balance of said award or awards, with the interest thereon, remaining after the allocation provided for in paragraph (a) of this Section, in an amount which shall bear the same proportion to the amount, if any, by which Seventeen Million and 00/100 Dollars ($17,000,000.) exceeds the fair market value of the Demised Premises (considered as vacant and unimproved land) as of the date of such partial taking, as the stun allocated to Lessor as provided in paragraph (a) of this Section in connection with such partial taking shall bear to the fair market value of the Demised Premises (considered as vacant and unimproved land) as of the date of such partial taking;

(d) In the event of any such taking of materially all of the Property, Lessor shall also be entitled to receive a portion of the balance of said award or awards, with the interest thereon, remaining after the allocations provided for in paragraphs (a) and (b) of this Section as shall represent consequential damages to the part or parts of the Building not so taken;

(e) In the event of any such taking of less than the whole or materially all of the Property, Lessor shall also be entitled to receive and hold in escrow for the uses and purposes hereinafter expressed, that portion of said award or awards as shall represent compensation for consequential damages to the parts of the Building not so taken, including the cost of the restoration thereof to a complete rentable architectural unit with utilities and in good condition and repair, and, if any holder of a mortgage on this Lease shall so demand, it shall be entitled to receive and hold in escrow jointly with Lessor said portion of said award or awards for the aforesaid uses and purposes;

(f) Lessee shall be entitled to receive any balance of said award or awards remaining after all payments shall be made as provided in paragraphs (a), (b), (c), (d) and (e), as the case may require, of this Section.

Section 16.04. If the Building shall be damaged or partially destroyed by any such taking of less than the whole or materially all of the Property, Lessee shall give prompt notice thereof to Lessor and Lessee shall proceed with reasonable diligence to conduct any necessary demolition and to repair and restore, at Lessee’s own cost and expense, any remaining part of the Building not so taken so as to constitute such remaining part or parts thereof a complete, rentable building in good condition and repair; and that portion, if any, of said net award or awards (after expenses of collection) received by Lessor and any holder of a mortgage on this Lease in escrow pursuant to paragraph (e) of Section 16.03 hereof shall be held, applied and paid over in substantially the same manner and subject to substantially the same conditions as those provided in Section 15.02 hereof with respect to insurance monies. Awards so escrowed shall not in any event bear interest in the hands of the Lessor or any said Mortgagee.

Section 16.05. Lessee shall not be entitled to share in any award or awards made in condemnation proceedings for the taking of any appurtenances to the premises, vaults, areas or projections outside of the boundaries of the lands owned by Lessor, or rights in, under or above the streets adjoining said lands, or the rights and benefits of light, air or access to said streets, or for the taking of space, or rights therein, below the surface of, or above, the Demised Premises, except to the extent that such latter taking may damage the structure of the Building and the use and rental value thereof, as such and apart from the land. In no event shall any taking in this Section described reduce, abate or affect in any way the term of this Lease or of any renewal hereof or the liability of Lessee to pay in full the net rent, additional rent and other charges herein reserved; provided, however, that the net annual rent thereafter payable by Lessee shall be apportioned and reduced from the date of any taking in this paragraph described (a) in the case of the annual net rent for the initial term, by an amount equivalent to six per centum (6%) of the net award or awards (after expenses of collection) for the taking of appurtenances (other than buildings and improvements), rights and benefits for light, air or access of said streets, or for the taking of space, or rights therein, below the surface of or above the demised premises, ultimately received by Lessor pursuant to the provisions of this Section in connection with the taking occasioning the particular apportionment and reduction, and (b) in the case of the annual net rent for any renewal term, by an amount equivalent to two per centum (2%) of such net award or awards.

Section 16.06. If the temporary use of the whole or any part of the Building shall be taken by any lawful power or authority, by the exercise of the right of condemnation or eminent domain, or by agreement between Lessee and those authorized to exercise such right, Lessee shall give prompt notice thereof to Lessor, the term of this Lease shall not be reduced or affected in any way, Lessee shall continue to pay in full the net rent, additional rent and other charges herein reserved, without reduction or abatement, and Lessee shall be entitled to receive for itself any award or payment made for such use provided, however, that

(a) if the taking is for a period not extending beyond, the then current term of this Lease and if such award or payment is made in a lump sum, the same shall be paid to and held by Lessor as a fund which Lessor shall apply from time to time to the payments due to Lessor from Lessee under the terms of this Lease, except that, if such taking results in changes or alterations in the Building which would necessitate an expenditure, after repossession, to restore the Building to its former condition, then a portion of such award or payment considered by Lessor as appropriate to cover the expenses of such restoration shall be retained by Lessor, without application as aforesaid, and refunded to Lessee when and if, during the term hereof, Lessee shall obtain repossession of the Building and shall have restored the same to its former condition, and

(b) if the taking is for a period extending beyond the then current term of this Lease, such award or payment shall be apportioned between Lessor and Lessee as of the stated expiration date of such term; Lessee’s share thereof shall, if paid in a lump sum, be paid to Lessor and applied in accordance with the provisions of paragraph (a) of this Section and, in case the then current term of this Lease shall be extended pursuant to Article 20 hereof beyond such then current term, Lessor shall from time to time, from and after the commencement of such extended term, apply the sums received by it upon such apportionment to the payments thereafter due to Lessor from Lessee under the terms of this Lease.

Lessee shall also pay all fees, costs and expenses of every character of the Lessor in connection with the eventualities provided for in this Section.

Section 16.07. In the event of any dispute between Lessor and Lessee as to whether or not materially all of the Property has been taken or as to any valuation necessary in connection with any allocation of awards pursuant to this Section, such matters shall be determined by arbitration as provided in Article 27 hereof.

Section 16.08. If, in the case of any such taking, it shall not be lawfully possible to procure separate awards to Lessor and Lessee on the applicable basis set forth in this Article, Lessee hereby assigns in trust, nevertheless, to Lessor all of its right, title, and interest in and to any award which may be made in any such proceedings, and Lessor shall retain out of the awards so assigned to it and any other award or awards received by it in respect of such taking, the amounts to which it shall be entitled pursuant to this Article and shall pay to the Lessee the amounts to which Lessee shall be entitled pursuant to this Article, subject, however, to the rights of the holder or holders of any mortgage or mortgages on this Lease.

Section 16.09. Any net rent becoming due and payable hereunder between the date of any such partial taking and the date of determination of the amount of the rent reduction, if any, to be made in respect thereof pursuant to Section 16.02 or Section 16.05 hereof shall be paid at the rate theretofore payable hereunder; provided, however, that after such determination Lessor, within ten (10) days after request, shall pay to Lessee an amount equal to the amount by which any net rent theretofore paid by Lessee for such period shall exceed the amount of the net rent for such period as so reduced or Lessee, at its election, may deduct such amount from any subsequent installment or installments of net rent payable hereunder.

ARTICLE 17

VAULT SPACE

Section 17.01. Vaults and areas, if any, now or hereafter built extending beyond the building line of the Property are not included within the Demised Premises, but Lessee may occupy and use the same during the term of this Lease, subject to such laws, permits, orders, rules and regulations as may be imposed by appropriate governmental authorities with respect thereto.

Section 17.02. No revocation on the part of any governmental department or authority of any license or permit to maintain and use any such vault and areas shall in any way affect this Lease or the amount of the rent or any other charge payable by Lessee hereunder. If any such license or permit shall be revoked, Lessee will, at its sole cost and expense, do and perform all such work as may be necessary to comply with any order revoking the same.

ARTICLE 18

MORTGAGES, ASSIGNMENTS AND TRANSFERS

OF LESSEE’S INTEREST

Section 18.01. Except as to Lessor’s consent in Section 18.02 hereof specifically given to an assignment of this Lease, including the right, title and interest of Lessee in and to the Building, and except as to Lessor’s consent in Section 18.03 hereof specifically given to the placing of a first and second Mortgage on this Lease, both upon the conditions hereinafter set forth, neither this Lease nor the right, title and interest of Lessee in and to the Building nor the interest of Lessee in any present sublease or rentals under any present sublease shall be sold, assigned, mortgaged, pledged or otherwise transferred whether by operation of law or otherwise, without the written consent of the Lessor first had and received; but Lessor agrees that such consent will not be unreasonably withheld.

Any person who shall, by operation of law or otherwise, become an assignee of this Lease or become vested with a leasehold interest hereunder shall be bound by and be liable upon all the terms, covenants, provisions and conditions contained in this Lease, during the term of this Lease, whether of the nature of covenants ordinarily running with the land or not, but neither the original Lessee, nor any subsequent lessee whose interest is assigned or divested, shall be relieved of liability hereunder otherwise than by an express release from liability executed in writing by Lessor except as below provided in Section 18.03 of this Article with respect to an institutional mortgagee who becomes the purchaser at a sale pursuant to judgment of foreclosure, or who becomes the assignee of this Lease in lieu of foreclosure.

Section 18.02. This Lease was negotiated upon the understanding and agreement that this Lease together with all of Lessee’s right, title and interest in and to the Building was to be assigned and conveyed immediately upon delivery of this Lease to Imperium Corporation, a New York corporation with principal office located at 730 Fifth Avenue, New York, New York, with the right to change the corporate name thereof to Empire State Building Corporation, which corporation by reason of its financial strength and the knowledge and experience of the members of its board of directors in real estate affairs was approved by Lessor as the assignee of this Lease, conditioned upon the assignment and conveyance being in such form as to entitle it to be recorded and containing a provision transferring all right, title and interest of the assignor in and to the Building—it being the intention and agreement of the parties that the ownership of this Lease and all of Lessee’s right, title and interest in and to the Building shall be non separable and that any attempt to transfer such right, title and interest in the Building shall be void and ineffective unless accompanied by a transfer of this Lease and Lessor shall have consented to such transfer, and further conditioned upon the execution of an assumption agreement in form entitling it to be recorded wherein and whereby the assignee assumes all the terms, covenants, agreements and conditions of this Lease for the initial term and any and all renewal terms thereof, and such assumption agreement is delivered to Lessor. Lessor has examined the unexecuted forms of the above proposed assignment and assumption agreement and has approved them both as to form and contents. It was further understood and agreed that upon the timely execution and delivery of aforesaid instruments Lessor would deliver to Lessee an agreement releasing such Lessee from any and all further obligations with respect to this Lease.

Section 18.03. Lessor has consented to the placing of—

(a) a first mortgage on this Lease to secure the principal sum of Fifteen Million Five Hundred Thousand and 00/100 ($15,500,000.) Dollars, to be amortized in twenty (20) years and to be made to Lessor by Imperium Corporation, provided Imperium Corporation becomes the Assignee of this Lease and assumes all its terms, covenants, provisions and conditions immediately upon delivery of this Lease pursuant to the provisions of Section 18.02 hereof, and

(b) a second mortgage on this Lease to secure the principal sum of Five Million and 00/100 ($5,000,000.) Dollars to he amortized in fifteen (15) years and to be made by Imperium Corporation aforesaid to Bankers Trust Company, a banking corporation of the State of New York with principal office located at 16 Wall Street, New York, New York, as trustee, upon the condition that each of said two mortgages shall include

(1)	a provision to the effect that such Mortgage covers and includes all of Lessee’s right, title and interest in and to the Building as assigned and conveyed to the Mortgagor, Imperium Corporation, and

(2)	a provision running in effect as follows: This mortgage is executed and delivered upon the condition that no purchaser upon any foreclosure shall acquire any ultimate ownership in the Lease hereby mortgaged unless, before any such purchaser shall take possession of the mortgaged premises as a result of foreclosure or as a result of an assignment of this Lease in lieu of foreclosure, it shall execute and deliver to Lessor an assumption agreement duly acknowledged in a manner entitling a deed to be recorded, wherein and whereby such purchaser assumes all the terms, covenants, agreements and conditions of the Lease hereby mortgaged during the initial term and any renewal term thereof, except that, if the purchaser shall be an insurance company or a bank or other similar lending institution, its liability under such assumption agreement shall be limited to the period of ownership of said Lease, provided that the party to whom such Lease is to be assigned by such insurance company, bank or lending institution is reasonably acceptable to Lessor and that such party executes and delivers to Lessor at the time of such assignment a like assumption agreement but without limitation as to duration of liability.

(3)	a provision to the effect that

(a)	any loss under the policies provided for in said Lease shall be adjusted with the insurance company (1) by the Mortgagor in the case of any particular casualty resulting in damage or destruction not exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate, or (2) the said Lessor, the Lessee and any holder of a Mortgage on said Lease or said fee in the case of any particular casualty resulting in damage or destruction exceeding Fifty Thousand and 00/100 Dollars ($50,000.00);

(b)	if the said Building on the Leased Premises or any part thereof shall he damaged by fire or other hazard against which insurance is held as hereinbefore provided, the amounts paid by any insurance company pursuant to any contract of insurance shall be paid to the Mortgagee and to said Lessor, and the Mortgagee agrees and consents by the acceptance of this Mortgage, subject to the rights of any insurance company and subject to the procurement of consents of all necessary parties, to release the insurance proceeds as provided in said Lease for the purposes of repairing, restoring, rebuilding or replacing the said Building, provided the balance of any such insurance proceeds to which the Lessee would be entitled under the provisions of said Lease are to be paid to the Mortgagee and at the option of the Mortgagee applied on any Mortgage indebtedness then remaining unpaid.

(4)	a provision to the effect that the Mortgagee in accepting this Mortgage agrees and consents to the disposition of any award allowed by the exercise of the right of condemnation or eminent domain as provided in said Lease; reserving, however, the Mortgagee’s lien on any balance to be paid to the Mortgagor, as lessee, and to be applied at the Mortgagee’s option in reduction of its mortgage debt to the extent of any balance remaining due and unpaid at the time thereof.

and upon the further condition that said second Mortgage shall also provide in addition to the foregoing that the lien thereof is subject and subordinate to said First Mortgage and to all extensions, modifications, and replacements thereof, which First Mortgage may be modified and extended at any time and from time to time without the consent of the owner and holder of such second Mortgage; except, however, no such extension, modification or replacement shall increase the principal amount of the First Mortgage then outstanding, the amortization required therein or the interest rate therein provided nor extend the maturity of the said First Mortgage beyond a single period of not more than one year, without securing the consent of such second Mortgagee thereto in writing.

It was further understood and agreed as a condition to the consent herein given to the placing of said second Mortgage for Five Million and 00/100 ($5,000,000.) Dollars, that when the principal of said second Mortgage and all sums secured and to be secured thereby have been paid in full, this Lease may not, at any time thereafter, be encumbered by another second Mortgage.

Lessor, however, hereby consents to the placing of another first Mortgage on this Lease after the aforesaid first Mortgage for Fifteen Million Five Hundred Thousand and 00/100 ($15,500,000) Dollars and all sums secured or to be secured thereby have been paid in full, provided that any such other first Mortgage contain the four provisions herein above set forth in this Section and numbered “(1),” “(2),” “(3)” and “(4)” and that such other first Mortgage shall not exceed two-thirds of the value of this Lease or Leasehold (inclusive of the value of the Lessee’s right, title and interest in the Building) as of the time of the making thereof, based upon an appraisal made by a qualified appraiser approved by Lessor, but the approval of such appraiser shall be waived if such other first Mortgage is to be placed to an insurance company, a bank or other similar loaning institution.

Section 18.04. Any consent by Lessor to any such mortgage, sale, assignment, hypothecation or other transfer shall apply only to the specific transaction thereby authorized and shall not relieve Lessee from the requirement of obtaining the prior written consent of Lessor to any further mortgage, sale, assignment, hypothecation or other transfer.

Any attempt to assign this Lease and/or the right, title and interest of the Lessee in and to the Building or to place a Mortgage thereon without full compliance with any and all requirements set forth in this Lease shall be a breach of this Lease and an Event of Default thereunder.

Section 18.05. Nothing herein contained shall prevent Lessee from subletting portions of the Building, provided that each such sublease shall be expressly subject and subordinate to this Lease and the rights of Lessor hereunder and shall be expressly terminable at the sole election of Lessor upon termination of this Lease, and provided further that Lessee shall make no sublease of the demised premises or any part thereof which in legal effect would create a total assignment of this Lease or an assignment of this Lease pro tanto.

Section 18.06. Lessee will perform and observe each and every term and condition to he performed or observed by the sublessor under all present and future subleases and shall and does hereby indemnify and agree to hold Lessor harmless from any and all liabilities, claims and causes of action arising thereunder.

Section 18.07. Lessee shall, from time to time on request, furnish Lessor with copies of all subleases of space in or on the Building and with such information with respect thereto as Landlord may reasonably require. Lessee shall deliver to Lessor within ninety (90) days after the end of each fiscal year hereafter a balance sheet and a statement of income and profit and loss, in duplicate, with respect to the Property, certified by an officer of Lessee or a certified public accountant. If Lessor herein shall also own a Mortgage on this Leasehold and the provisions thereof require the delivery to the Mortgagee of such balance sheet and statement of profit and loss in duplicate, then, during all the time of such ownership, Lessee shall be relieved of its obligation to deliver the same to Lessor under the requirements of this Section.

Section 18.08. Lessee hereby assigns to Lessor all rents due or to become due from any present or future subtenant, provided that so long as Lessee is not in default hereunder Lessee shall have the right to collect and receive such rents for its own uses and purposes. Lessor shall apply any net amount collected by it from subtenants to the rent or additional rent due under this Lease. No collection of rent by Lessor from an assignee of this Lease or from a subtenant shall constitute a waiver of any of the provisions of this Lease or an acceptance of the assignee or subtenant as a tenant or a release of Lessee from performance by Lessee of its obligations under this Lease.

Section 18.09. Lessee assumes and shall be responsible for, and liable to, Lessor for all acts and omissions on the part of any present or future subtenant, and any violation of any of the terms, provisions or conditions of this Lease, whether by act or omission, by any subtenant shall constitute a violation by Lessee.

Section 18.10. No Leasehold Mortgage shall be binding upon Lessor in the enforcement of its rights and remedies herein and by law provided, or extend to or affect the reversionary interest and estate of Lessor in and to the demised premises or the future interest of Lessor in and to the Building or in any manner attach to or (except to the extent specifically provided in Section 18.13 hereof) affect the Property from and after any termination of this Lease, nor shall Lessor be deemed to have any notice thereof, unless and until an executed counterpart thereof and an executed counterpart of any assignment thereof shall have been delivered to Lessor, notwithstanding any other form of notice, actual or constructive.

Section 18.11. If a Leasehold Mortgagee shall have registered with Lessor before any default shall have occurred under this Lease by written notice specifying the name and address of such Mortgagee, Lessor shall give to such Mortgagee a copy of each notice of default by Lessee at the same time as and whenever any such notice of default shall thereafter be given by Lessor to Lessee addressed to such Mortgagee at the address last furnished to Lessor as above provided and in the event of any such registration, no termination of this Lease, predicated on the giving of any notice, shall be complete unless like notice shall have been given to any such Leasehold Mortgagee and any time specified in such notice for the bringing of such termination into existence shall have expired. Lessor will accept performance by any such mortgagee of any covenant, condition, or agreement on Lessee’s part to be performed hereunder with the same force and effect as though performed by Lessee, if at the time of such performance Lessor shall be furnished with evidence satisfactory to Lessor of the interest in the Demised Premises claimed by the person tendering such performance. Without impairing the generality of the foregoing right of subrogation, it is particularly agreed that the holder of any first Mortgage on this Leasehold who shall have duly registered with Lessor as aforesaid, in case Lessee shall fail to appoint an arbiter or appraiser after written notice from Lessor to make such appointment as provided in Section 27.02 of Article 27 hereof, shall have an additional period of ten (10) days within which to appoint a second arbiter or appraiser who shall thereupon be recognized in all respects as if he had been appointed by Lessee. In the event there is also a holder of a Mortgage on this Leasehold, second in lien to such first Mortgage, qualified to receive notice of default as in this Section provided, and Lessee or the holder of such first Mortgage fail to exercise the right to appoint such second arbiter or appraiser within the times limited, respectively, for the exercise thereof, then the holder of such second Mortgage shall have another and an additional ten (10) day period within which to make such appointment; provided, always, that in the event that Lessor shall also be such first Leasehold Mortgagee, no direct appointment of a second arbiter or appraiser may be made by such first Mortgagee but such appointment shall be made through the various mediums in the order set forth in paragraph (b) of Section 27.02 the same as is provided therein for the contingency of a disagreement in the appointment of a third arbiter or appraiser.

Section 18.12. Lessor agrees for the benefit of any person, who shall make a mortgage loan on this Leasehold and who shall become entitled to notice as provided in Section 18.11 of this Article, that the Lessor will not give or serve any notice of termination of this Lease upon Lessee without first giving any such Mortgagee a reasonable time within which to institute foreclosure proceedings and to complete such foreclosure with diligence and continuity, provided any such Mortgagee shall have cured any then existing default or, as to any default not susceptible of being cured by the payment of money, be actively engaged in the curing thereof, excepting a default of Lessee described in subparagraphs (c) and (d) of Section 19.01 of Article 19 hereof (which by their very nature are insusceptible of being cured by any Mortgagee), and provided that any such Mortgagee shall continue to keep this Lease, during all such times, free from default except as above set forth, and provided further that the second mortgage of Bankers Trust Company, as trustee, shall in all events be subject and subordinate to the rights of the first mortgagee of this Lease.

Section 18.13. Lessor agrees for the benefit of any person, who shall make a mortgage loan on this Leasehold and who shall become entitled to notice as provided in Section 18.11 of this Article, that in case of the termination of this Lease by reason of the happening of any Event of Default, Lessor shall give notice thereof to all Leasehold Mortgagees who shall have notified Lessor of their names and addresses pursuant to Section 18.11 hereof, which notice shall be given by registered mail return receipt requested to each mortgagee at the address last furnished to Lessor as above provided. If there be only a single mortgage outstanding against this Leasehold, then if, within ten (10) days after the mailing of such notice, such mortgagee shall pay or arrange to the reasonable satisfaction of Lessor for the payment to Lessor of all net rent and additional rent past due and accruing (or which, except for such termination, would have accrued) hereunder for and in respect of the period of sixty (60) days commencing with the date of such notice, Lessor shall, upon the written request of such mortgagee made at any time within such sixty (60) day period execute and deliver a new lease of the Demised Premises to such Mortgagee (or, if such mortgagee shall be an indenture trustee, to any corporation designated by such mortgagee and approved by Lessor) for the remainder of the term of this Lease.

If at that time, however, there shall be a first Leasehold Mortgage and a second Leasehold Mortgage then outstanding, the second Leasehold Mortgagee shall have ten (10) days after the mailing of such notice to pay or arrange to the reasonable satisfaction of Lessor for the payment to Lessor of all net rent and additional rent past due and accruing (or which, except for such termination, would have accrued) hereunder for and in respect of the period of sixty (60) days commencing with the date of such notice, and upon such payment or arrangements Lessor shall, upon the written request of such Mortgagee made at any time within such sixty (60) day period execute and deliver a new lease of the Demised Premises to such Mortgagee (or, if such Mortgagee shall be an indenture trustee, to any corporation designated by such Mortgagee and approved by Lessor) for the remainder of the term of this Lease. Such lease, however, shall be subject and subordinate to the lien of the outstanding amount and the terms and conditions of the first Mortgage on the Leasehold as the same existed at the time of the termination of the Lease; and the second Mortgagee, as a condition of getting such new lease, shall execute and deliver such documents as may be necessary so to lien the new lease in favor of the first Leasehold Mortgagee but without personal liability on such mortgage debt.

Should the second Leasehold Mortgagee not pay said amounts or arrange for the payment of the same as in the previous paragraph contemplated within ten (10) days after the mailing of the notice by the Lessor then the first Mortgagee shall have the rights more fully set forth above as if there were no second Mortgage on the Leasehold to be exercised within twenty (20) days from the sending of the notice by the Lessor.

The lease to be delivered in accordance with the foregoing program shall be at the net rent and additional rent and upon the covenants, conditions, limitations and agreements herein contained, including the covenants in respect to renewals; provided that:

(a) such Mortgagee shall have paid to Lessor all rent, additional rent and other charges due under this Lease up to and including the date of the commencement of the term of such new lease, together with all expenses (including taxes) incident to the execution and delivery of such new lease; and

(b) the premises demised by such new lease shall not only include the premises hereby demised but shall also include (without warranty or representation by Lessor as to the title thereto) the Building.

ARTICLE 19

CONDITIONAL LIMITATIONS—DEFAULT PROVISIONS

Section 19.01. If any one or more of the following events (here sometimes called “Events of Default”) shall happen:

(a) if default shall be made in the due and punctual payment of any net rent or additional rent payable under this Lease or any part thereof when and as the same shall become due and payable, and such default shall continue for a period of fourteen (14) days after notice; or

(b) if default shall be made by Lessee in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Lease other than those referred to in the foregoing subdivision (a) of this Section, and such default shall continue for a period of 30 days after written notice thereof from Lessor to Lessee, or in the case of a default or a contingency which cannot with due diligence be cured within such period of thirty (30) days, the Lessee fails to proceed promptly and with all due diligence to cure the same and thereafter to prosecute the curing of such default with all due diligence (it being intended that in connection with a default not susceptible of being cured with due diligence within thirty (30) days that the time of the Lessee within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence); or

(c) subject to the provisions of Section 19.02 of this Article, if Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of the Demised Premises; or

(d) subject to the provisions of Section 19.02 of this Article, if within seventy-five (75) days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within seventy-five (75) days after the appointment, without the consent or acquiescence of Lessee, of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of the Property, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within seventy-five (75) days after the expiration of any such stay, such appointment shall not have been vacated;

then and in any such event Lessor at any time thereafter may give written notice to Lessee specifying such Event of Default or Events of Default and stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least ten (10) days after the giving of such notice, and upon the date specified in such notice this Lease and the term hereby demised and all rights of the Lessee under this Lease shall expire and terminate and Lessee shall remain liable as hereinafter provided, unless before any such notice of termination of this Lease is mailed to, or served upon, Lessee, all arrears of rent and all other amounts payable by Lessee under this Lease, together in each case with interest thereon at the rate of 6% per annum from the time when the same became due and payable, and all costs and expenses incurred by or on behalf of Lessor in the premises, including reasonable attorneys’ fees, shall have been fully paid by or on behalf of Lessee, and all other defaults at the time existing under this Lease (including, without limitation, any default specified in subdivision (a) of this Section) shall have been fully cured and made good or secured to the satisfaction of Lessor, in which event the consequences of such Event of Default or Events of Default shall be deemed to be annulled.

Section 19.02. Any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, above set forth in subparagraphs (c) and (d) of Section 19.01 of this Article, shall be ground for the termination of this Lease pursuant to the terms of this Article, only when such proceeding, action or remedy shall be taken or brought by or against Lessee or any assignee of this Lease, while such Lessee or such assignee is the owner of this Lease.

Section 19.03. Upon any such expiration or termination of this Lease, Lessee shall quit and peacefully surrender the Demised Premises and the Building to Lessor, without any payment therefor by Lessor, and Lessor, upon or at any time after any such expiration or termination, may without further notice, enter upon and re-enter the Property and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Lessee and remove Lessee and all other persons and property from the Property and may have, hold and enjoy the Demised Premises and the Building and the right to receive all rental income of and from the same.

Section 19.04. At any time or from time to time after any such expiration or termination, Lessor may relet the Property or any part thereof, in the name of Lessor or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) as Lessor, in its uncontrolled discretion, may determine and may collect and receive the rents therefor. Lessor shall in no way be responsible or liable for any failure to relet the Property or any part thereof, or for any failure to collect any rent due upon any such reletting.

Section 19.05. No such expiration or termination of this Lease shall relieve Lessee of its liability and obligations under this Lease, except as is expressly provided in Article 18 hereof and such liability and obligations shall survive any such expiration or termination. In the event of any such expiration or termination, whether or not the Property or any part thereof shall have been relet, Lessee shall pay to the Lessor the net rent and all other charges required to be paid by Lessee up to the time of such expiration or termination of this Lease, and thereafter Lessee, until the end of what would have been the term of this Lease in the absence of such expiration or termination, shall be liable to Lessor for, and shall pay to Lessor, as and for liquidated and agreed current damages for Lessee’s default, the equivalent of the amount of the net rent and the other rent and charges which would be payable under this Lease by Lessee if this Lease were still in effect, less the net proceeds of any reletting effected pursuant to the provisions of Section 19.04 hereof, after deducting all Lessor’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation for such reletting.

Lessee shall pay such current damages (herein called “deficiency to Lessor monthly on the days on which the net rent would have been payable under this Lease if this Lease were still in effect, and Lessor shall be entitled to recover from Lessee each monthly deficiency as the same shall arise. At any time after any such expiration or termination, whether or not Lessor shall have collected any monthly deficiencies as aforesaid, Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor, on demand, as and for liquidated and agreed final damages for Lessee’s default, an amount equal to the then present worth of the excess of the net rent reserved under this Lease from the date of such expiration and termination for what would be the then unexpired term of this Lease if the same had remained in effect, and the then fair rental value of the Property for the same period.

Section 19.06. Lessee hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Lessee, for and on behalf of itself and all persons claiming through or under Lessee (including any Leasehold Mortgagee or other creditor) also waives any and all right of redemption or re-entry or re-possession or to restore the operation of this Lease in case Lessee shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or re-possession by Lessor or in case of any expiration or termination of this Lease, subject however to the right of any Leasehold Mortgagee to have a reasonable time within which to institute and complete foreclosure proceedings with diligence and continuity as provided in Section 18.12 of Article 18 hereof or to obtain a new lease in the event of such expiration or termination in accordance with the provisions of Section 18.13 of Article 18 hereof but not otherwise. Lessee also, so far as permitted by law, waives and will waive any and all right to a trial by jury in the event that summary proceedings shall be instituted by Lessor. The terms “enter”, “re-enter”, “entry” or “re-entry”, as used in this Lease are not restricted to their technical legal meaning.

Section 19.07. No failure by Lessor to insist upon the strict performance of any covenant, agreement, term or condition of this lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Lessee, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Lessor. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 19.08. In the event of any breach or threatened breach by Lessee of any of the covenants, agreements, terms or conditions contained in this lease. Lessor shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

Section 19.09. Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

ARTICLE 20

RENEWAL PRIVILEGES

Section 20.01. The term of this Lease may, at the option of Lessee by written notice to Lessor as herein provided, be extended for three successive periods of twenty-three (23) years each (each such period of twenty three (23) years being herein sometimes referred to as a “renewal term”), provided that Lessee shall not he in default in the payment of any net rent or additional rent hereunder or in fulfilling any of the provisions of this Lease on its part to be fulfilled. Lessee shall notify Lessor in writing not less than eighteen (18) months prior to the expiration of the initial term or of each of the first two renewal terms that Lessee elects to extend the term of this Lease for a renewal term or further renewal term, as the case may be. Each renewal term shall be upon the same terms, covenants and conditions as in this Lease provided, except that the net rent for each of the three renewal terms shall be at the rate of Three Hundred Forty Thousand and 00/100 Dollars ($340,000) per annum, all of such rent to be payable in monthly installments, equal as nearly as may be, in advance; and except that there shall be no privilege to Lessee of renewals of the terms of this Lease beyond the third renewal term referred to above. Payment of all additional rent and other charges on the part of Lessee to be made as in this Lease provided shall continue to be made during each of such renewal terms. Any termination of this Lease shall terminate any right of renewal hereunder.

ARTICLE 21

INVALIDITY OF PARTICULAR PROVISIONS

Section 21.01. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 22

NOTICES

Section 22.01. All notices, demands and requests which may or are required to be given by either party to the other shall be in writing. All notices, demands and requests by Lessor to Lessee shall be deemed to have been properly given, if served personally on an officer of Lessee, or if sent by United States registered mail, return receipt requested, postage prepaid, addressed to Lessee at the Building, or to such other address in New York City as Lessee may from time to time designate by written notice to Lessor. All notices, demands and requests by Lessee to Lessor shall be deemed to have been properly given if served personally on an officer of Lessor, or if sent by United States registered mail, return receipt requested, postage prepaid, addressed to Lessor at 233 Broadway, New York, New York, or to such other address as Lessor may from time to time designate in the State of New York or the State of New Jersey by written notice to Lessee.

Section 22.02. Notices, demands and requests which shall be served by registered mail upon Lessor or Lessee in the manner aforesaid, shall be deemed sufficiently served or given for all purposes hereunder at the time such notice, demand or request shall be mailed by United States registered mail as aforesaid in any Post Office or Branch Post Office regularly maintained by the United States Government in the State of New York, or, if served by Lessor, in the State of New Jersey.

ARTICLE 23

CONDITION OF AND TITLE TO PROPERTY

Section 23.01. Lessee represents that the Property, the title thereto, the sidewalks and structures adjoining the same, any subsurface conditions thereof, and the present uses and non-uses thereof, have been examined by Lessee and that Lessee accepts the same in the condition or state in which they or any of them now are, without representation or warranty, express or implied in fact or by law, by Lessor and without recourse to Lessor, as to the title thereto, the nature, condition or usability thereof or the use or uses to which the Property or any part thereof may be put.

ARTICLE 24

QUIET ENJOYMENT—CONVEYANCE BY LESSOR

Section 24.01. Lessee, upon paying the net rent and all additional rent and other charges herein provided for and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Demised Premises during the term of this Lease without hindrance or molestation by anyone claiming by, through or under Lessor as such subject, however to the exceptions, reservations and conditions of this Lease.

Section 24.02. In case the Lessor or any successor owner of the Demised Premises shall convey or otherwise dispose of the Demised Premises and turn over to the transferee any funds held by it hereunder in which the Lessee has an interest hereunder, all liabilities and obligations on the part of such Lessor or successor owner as Lessor under this Lease accruing after such conveyance or disposal shall terminate upon such conveyance or disposal, and thereupon all such liabilities and obligations shall be binding upon any such new owner of the Demised Premises.

ARTICLE 25

EXCAVATION AND SHORING

Section 25.01. If any excavation shall be made or contemplated to be made for building or other purposes upon property or streets adjacent to or nearby the Property, Lessee either

(a) shall afford to the person or persons causing or authorized to cause such excavation the right to enter upon the Property for the purpose of doing such work as such person or persons shall consider to be necessary to preserve any of the walls or structures of the Building from injury or damage and to support the same by proper foundations, or

(b) shall, at Lessee’s expense, do or cause to be done all such work as may be necessary to preserve any of the walls or structures of the Building from injury or damages and to support the same by proper foundations.

Lessee shall not, by reason of any such excavation or work, have any claim against Lessor for damages or indemnity or for suspension, diminution, abatement or reduction of rent under this Lease.

ARTICLE 26

DEMOLITION OF PRESENT STRUCTURES AND CONSTRUCTION

OF NEW BUILDINGS

Section 26.01. Lessee may deem it desirable and feasible at some future time, during the term of this Lease to demolish the present structures on the Demised Premises and to erect entirely new buildings in their place. In that event, Lessee shall submit its proposal to Lessor and, if Lessor consents thereto, such demolition and new construction shall be undertaken and completed but only upon such written terms and conditions as may then be imposed by Lessor and agreed upon by Lessor and Lessee.

ARTICLE 27

ARBITRATION AND APPRAISAL

Section 27.01. In any case in which it is provided by the terms of this Lease that any matter shall be determined by arbitration or appraisal, such arbitration or appraisal shall be conducted in the manner specified in this Article.

Section 27.02. The party desiring such arbitration or appraisal shall give written notice to that effect to the other party and shall in such notice appoint a disinterested person of recognized competence in the field involved as arbitrator or appraiser on its behalf. Within fifteen (15) Days thereafter, the other party shall by written notice to the original party appoint a second disinterested person of recognized competence in such field as arbitrator or appraiser on its behalf. The arbitrators thus appointed shall appoint a third disinterested person of recognized competence in such field, and such three arbitrators shall as promptly as possible determine such matter, provided, however, that

(a) if the second arbitrator or appraiser shall not have been appointed as aforesaid, the first arbitrator or appraiser shall proceed to determine such matter; and

(b) if the two arbitrators or appraisers appointed by the parties shall be unable to agree, within fifteen (15) days after the appointment of the second arbitrator or appraiser, upon the appointment of a third arbitrator or appraiser, they shall give written notice of such failure to agree to the parties, and, if the parties fail to agree upon the selection of such third arbitrator or appraiser within fifteen (15) days after the arbitrators or appraisers appointed by the parties give notice as aforesaid, then within ten (10) days thereafter either of the parties upon written notice to the other party hereto may request such appointment by the then President of the Association of the Bar of the City of New York (or any organization successor thereto), or in his absence, refusal, failure or inability to act, request such appointment by the then President of the Real Estate Board of New York, Inc., (or any organization successor thereto) or, in his absence, refusal, failure or inability to act, may apply for such appointment to the Supreme Court of the State of New York or to any other court having jurisdiction and exercising functions similar to those now exercised by the Supreme Court of the State of New York.

Lessor and Lessee shall each be entitled to present evidence and argument to the arbitrators.

Section 27.03. The arbitrator or arbitrators shall have the right only to interpret and apply the terms of this Lease, and may not change any such terms or deprive any party to this Lease of any right or remedy expressly or impliedly expressed in this Lease.

Section 27.04. The determination of the majority of the arbitrators or appraisers, or of the sole arbitrator or appraiser, as the case may be, shall be conclusive upon the parties and judgment upon, the same may be entered in any court having jurisdiction thereof. The arbitrators or appraisers or the sole arbitrator or appraiser, as the case may be, shall give written notice to the parties stating their or his determination, and shall furnish to each party a signed copy of such determination.

Section 27.05. Each party shall pay the fees and expenses of the arbitrator or appraiser appointed by such party and one-half of the other expenses of the arbitration properly incurred hereunder.

ARTICLE 28

DEFINITION OF CERTAIN TERMS, ETC.

Section 28.01. For purposes of this Lease, unless the context otherwise requires:

(a) The term “Property” shall mean the Demised Premises and the Building as the latter terms are defined in Article 1 hereof.

(b) The term “Lessor” shall mean the owner at the time of the Demised Premises.

(c) The term “term of this Lease” or words of similar import shall mean the initial term and any renewal term which has become effective.

(d) The term “Leasehold Mortgage” or “Mortgage on this Lease” shall mean a mortgage on the leasehold interest of Lessee in the Property and shall be deemed to include a trust indenture under which this Lease shall have been mortgaged and the term “Leasehold Mortgagee” or “Mortgagee of this Lease” shall mean the mortgagee under any such mortgage and shall be deemed to include the trustee under any such trust indenture.

(e) The term “Lessee” shall be deemed to include the plural and as used in subparagraph (b) and (c) of Section 19.01 of Article 19 hereof shall mean, whenever there is more than one lessee, any one of such lessees, subject, however, to the provisions contained in Section 19.02 of Article 19 hereof.

(f) The term “subtenant” shall mean any tenant or licensee of space in or on the Building (other than Lessee); the term “sublease” shall mean any lease or other agreement for the use or occupancy of such space; and the term “subrent” shall mean any rent or other charge for such use or occupancy.

(g) Any reference herein to the termination of this lease shall be deemed to include any termination hereof by expiration, or pursuant to Articles 15, 16 or 19 hereof, or otherwise.

(h) The term “person” shall mean to include an individual, corporation, partnership, unincorporated organization or government, or any agency or political subdivision thereof.

(i) The term “unavoidable delays” shall mean delays due to strikes, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or similar causes beyond the control of Lessee.

(j) The term “fee mortgage” shall mean a mortgage on the Demised Premises, and the term “fee mortgagee” shall mean any holder of such fee mortgage.

(k) The term “bank or similar lending institution” shall include Bankers Trust Company, as trustee of the Five Million and 00/100 Dollars ($5,000,000) fifteen (15) year Second Leasehold Mortgage, and any successors in trust of said trustee.

Section 28.02. All of the provisions of this Lease shall be deemed and construed to be “conditions” and “covenants” as though the word specifically expressing or importing covenants and conditions were used in each separate provision hereof.

Section 28.03. The captions of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

Section 28.04. The table of contents preceding this Lease but under the same cover is for the purpose of convenience and reference only and is not to be deemed or construed in any way as part of this Lease, nor as supplemental thereto or amendatory thereof.

Section 28.05. This Lease shall be construed and enforced in accordance with the laws of the State of New York.

Section 28.06. This lease has been executed in four counterparts, each of which shall be an original, and all collectively shall constitute but one instrument.

ARTICLE 29

COVENANTS TO BIND AND BENEFIT RESPECTIVE PARTIES

Section 29.01. The covenants and agreements herein contained shall bind and inure to the benefit of Lessor, its successors and assigns, and Lessee, its successors and assigns except as otherwise provided herein.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed in quadruplicate by their duly authorized officers and their respective corporate seals to be hereunto affixed.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

BY:	/s/ J.A. Amerman
Vice President

Attest:

/s/
Assistant Secretary

ALGLAN REALTY CORPORATION

By:	/s/ N.S. Potter III
Vice President

Attest:

/s/
Secretary

ROSTEV REALTY CORPORATION

By:	/s/ N.S. Potter III
Vice President

Attest:

/s/
Secretary

BENTOB REALTY CORPORATION

By:	/s/ N.S. Potter III
Vice President

Attest:

/s/
Secretary

STATE OF NEW YORK, COUNTY OF NEW YORK,	}	ss:

On this 21st day of December, 1951, before me personally came J. A. AMERMAN, to me known, who, being by me duly sworn, did depose and say that he resides at 201 Essex Avenue, Bloomfield, New Jersey; that he is a Vice President of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

/s/ Francis D. Fleeson

FRANCIS D. FLEESON

Notary Public, State of New York

No. 24-6331500

Qual. in Kings Co., Cert. Filed with Clerk of

N. Y., Queens and Nassau Cos., and

Register in Kings, N. Y., and Queens Cos.

Term Expires March 30, 1952

STATE OF NEW YORK, COUNTY OF NEW YORK,	}	ss:

On the 21st day of December, 1951, before me personally came N. S. POTTER III, to me known, who, being by me duly sworn, did depose and say that he resides at Mariner’s Court (no street number), Centerport, New York; that he is the Vice-President of ALGLAN REALTY CORPORATION, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that one of the seals affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

/s/ Francis D. Fleeson

FRANCIS D. FLEESON

Notary Public, State of New York

No. 24-6331500

Qual. in Kings Co., Cert. Filed with Clerk of

N. Y., Queens and Nassau Cos., and

Register in Kings, N. Y., and Queens Cos. Term Expires March 30, 1952

STATE OF NEW YORK, COUNTY OF NEW YORK,	}	ss:

On the 21st day of December, 1951, before me personally came N.S. POTTER III, to me known, who, being by me duly sworn, did depose and say that he resides at Mariner’s Court (no street number), Centerport, New York; that he is the Vice-President of ROSTEV REALTY CORPORATION, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that one of the seals affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

/s/ Francis D. Fleeson

FRANCIS D. FLEESON

Notary Public, State of New York

No. 24-6331500

Qual. in Kings Co., Cert. Filed with Clerk of

N. Y., Queens and Nassau Cos., and

Register in Kings, N. Y., and Queens Cos.

Term Expires March 30, 1952

STATE OF NEW YORK, COUNTY OF NEW YORK,	}	ss:

On the 21st day of December, 1951, before me personally came N.S. POTTER III, to me known, who, being by me duly sworn, did depose and say that he resides at Mariner’s Court (no street number), Centerport, New York; that he is the Vice-President of BENTOB REALTY CORPORATION, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that one of the seals affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

/s/ Francis D. Fleeson

FRANCIS D. FLEESON

Notary Public, State of New York

No. 24-6331500

Qual. in Kings Co., Cert. Filed with Clerk of

N. Y., Queens and Nassau Cos., and

Register in Kings, N. Y., and Queens Cos.

Term Expires March 30, 1952